EXHIBIT 10.20

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (“Agreement”) is between Steven C. Cooper (“Executive”) and TrueBlue, Inc. or the TrueBlue, Inc. subsidiary employing Executive (“TrueBlue” or “Company”), and is effective as of _____ __, 2015 (“Effective Date”).

RECITALS

WHEREAS, Executive and TrueBlue amended and restated the Executive Employment Agreement between Executive and TrueBlue effective November 16, 2009 (“2009 Agreement”);
WHEREAS, Executive has not provided the Company with notice of intent to retire or otherwise terminate his employment and desires to continue to serve as the Company’s Chief Executive Officer; however Company and Executive do want to ensure an orderly transition of Executive’s duties and responsibilities when Executive does decide to retire; and
WHEREAS, Company and Executive desire to amend and restate the 2009 Agreement to provide for an orderly transition of Executive’s duties and responsibilities in contemplation of Executive’s future retirement.
NOW, THEREFORE, in consideration of the terms and conditions herein, which the parties agree constitutes sufficient consideration for this Agreement, effective _____ __, 2015, the 2009 Agreement is amended and restated as follows:

I.              TERMS AND CONDITIONS.

A.            Employment. Company and Executive agree that Executive’s employment is not for any specific or minimum term or duration, and that subject to Sections I.F. and I.G. of this Agreement, the continuation of Executive’s employment is subject to the mutual consent of Company and Executive, and that it is terminable at will, meaning that either Company or Executive may terminate the employment at any time, for any reason or no reason, with or without cause, notice, pre-termination warning or discipline, or other pre- or post-termination procedures of any kind.  Executive acknowledges and agrees that any prior representations to the contrary, including the provisions of any prior agreements, are void and superseded by this Agreement, and that Executive may not rely on any future representations to the contrary, whether written or verbal, express or implied, by any statement, conduct, policy, handbook, guideline or practice of TrueBlue or its employees or agents.  Nothing in this Agreement creates any right, contract or guarantee of continued or a length of term period of employment or gives Executive the right to any particular level of compensation or benefits and nothing in this Agreement should be construed as such.  The parties agree that any decision maker who is charged with reviewing disputes surrounding Executive’s employment shall reject any legal theory, whether in law or in equity, that is claimed to alter at-will employment, unless such theory cannot be waived as a matter of law. Notwithstanding the foregoing, either Executive or Company may, as a part of the Executive’s annual review, propose amendments or clarifications to this Agreement which shall be subject to mutual agreement and the discretion of each party.

B.            Duties of Executive.  Executive agrees to devote the necessary time, attention, skill and efforts to the performance of his duties as President and Chief Executive Officer of Company, including oversight of Subsidiaries, development of a transition plan for the Chief Executive Officer position as described below, and such other duties as may be assigned by the Company’s Board of Directors (“Board”) in its discretion.

C.      Transition Period. Commencing with a date on or following the Effective Date, as determined by the Board, a transition period (“Transition Period”) shall commence during which Executive shall (i) continue to serve as the Company’s Chief Executive Officer and (ii) among his other duties, develop a transition plan for the Chief Executive Officer position, assist the Company in identifying and recruiting a successor Chief Executive Officer, transition his duties and responsibilities as Chief Executive Officer to the named successor, and provide any other assistance that may be requested by the Board to effect an orderly transition. The Transition Period shall end on the date the Board publicly names a successor Chief Executive Officer.

D.    Compensation.

1.             Executive’s current salary shall be at the rate of Six Hundred Fifty Thousand dollars ($650,000) per year, subject to customary and usual deductions and withholdings, and payable biweekly, unless and until changed by the Board as provided herein.

2.             Company, acting through its Board, may (but shall not be required to) increase, but may not decrease (other than as permitted by Section I.G.2(ii)), Executive’s compensation and award to Executive such bonuses as the Board may see fit, in its sole and unrestricted discretion, commensurate with Executive’s performance and the overall performance of Company. Executive’s compensation shall be reviewed annually by the Compensation Committee of the Board.

E.            Benefits.

1.             Executive shall be entitled to all benefits offered generally to employees of
Company.

2.             Executive shall be entitled each year during the term of this Agreement to a vacation of forty (40) business days, no two of which need be consecutive, during which time his compensation shall be paid in full.

3.             To the fullest extent permitted by law, Company shall indemnify and hold harmless Executive for any and all losses, cost, damage and expense including attorneys’ fees and court costs incurred or sustained by Executive, in accordance with the present provisions Article 5G of Company’s Articles of Incorporation.

4.             Continued Health Care. Subject to each of the conditions precedent in Section I.F.4., Executive is entitled to the following:

(a)If Executive’s employment is (i) terminated by Executive with at least one (1) year prior written notice to provide for an orderly transition, and in the good faith determination of the Board, Executive has formulated and implemented an orderly transition for a new Chief Executive Officer, (ii) terminated by mutual agreement upon the Company’s determination that Executive has complied with the terms and conditions stated herein, including his Transition Period obligations and the Amended and Restated Non-Competition Agreement dated November 16, 2009, (iii) terminated by the Company without Cause, or (iv) terminated by Executive for Good Reason, the Company shall continue group health plan coverage for Executive and his family sponsored by the Company at the same level of employer contribution as is provided to similarly situated active employees until the later of the date (x) Executive and his spouse have both reached age 65 or (y) the date Executive and his spouse are both eligible for Medicare. Executive acknowledges and understands that the value of coverage under the Company’s group health plan is imputed income for federal tax purposes and that Executive must remit to the Company by the first day of each month, a payment equal to the current employee contribution rate. To maintain coverage under the Company’s group health plan and comply with Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), Executive must remit to the Company by the first day of each month, a payment equal to the Company’s tax withholding liability on imputed income and the current employee contribution rate. The entitlement of Executive and his spouse under this Section I.E.4(a) shall be conditioned upon Executive and his spouse not both being eligible to elect coverage under another employer’s group health plan.

(b)Notwithstanding anything to the contrary in this Section I.E.4., coverage under the Company’s group health plan pursuant to Section I.E.4(a) shall cease if the Company determines in its sole discretion that such reimbursement or coverage cannot be continued without (i) not complying with applicable law, including but not limited to, Section 2716 of the Public Health Services Act and Section 105(h), (ii) incurring an excise or penalty tax, or (iii) breaching the terms of any applicable stop-loss or other agreement insuring the group health plan. If permitted by applicable law, Company will provide Executive a taxable payment equal to the cost of coverage provided under Section I.E.4(a), as applicable for the remainder of the time specified in Section I.E.4(a) (“Special Cash Payment”). The Company shall not be liable for any claims if an insurer denies a claim by Executive or his spouse. Executive acknowledges and agrees that termination of coverage under this Section I.E.4(b) may not be a qualifying event for purposes of the Consolidated Omnibus Reconciliation Act (“COBRA”) or coverage under a state or federal health exchange. Notwithstanding any provisions of this Agreement, the Company reserves the right to amend or terminate any of its benefit plans and programs.

F.             Termination by Company.  Company may terminate this Agreement under either of the following circumstances:

1.             Company may terminate this Agreement and Executive’s employment for Cause (as defined herein below) at any time upon written notice to Executive. In the event of termination under this subparagraph 1, Company shall pay Executive all wages due under this Agreement which are then accrued but unpaid, within thirty (30) days after Executive’s last day of employment. The notice of termination must specify those actions or inactions upon which the termination is based.  Cause shall exist if any of the following occurs:

(a)           Executive is convicted of or takes a plea of nolo contendere to a crime involving dishonesty, fraud or moral turpitude;

(b)           Executive has engaged in (i) fraud, embezzlement, theft or other dishonest acts, (ii) unprofessional conduct, or (iii) gross negligence related to the business;

(c)           Executive materially violates a significant Company policy, such as policies required by the Sarbanes-Oxley Act, Company’s Drug Free Workplace Policy or Company’s policy against harassment, and does not cure such violation (if curable) within ten (10) days after written notice from Company;

(d)           Executive willfully takes any action that materially damages the assets (including tangible and intangible assets, such as name or reputation) of Company;

(e)           Executive fails to perform his duties in good faith, within ten (10) days after written notice from Company or, if notice and cure have previously taken place regarding a similar failure to perform, if the circumstance recurs;

(f)            Executive uses or discloses Confidential Information, as defined in this Agreement, without authorization;

(g)           Executive fails to commence implementation of actions approved by resolution of the Board, within ten (10) days after written notice from Company, or to thereafter diligently pursue the completion thereof; or

(h)           Executive breaches this Agreement in any other material respect and does not cure such breach (if curable) within ten (10) days after written notice from Company or, if notice and cure have previously taken place regarding a similar breach, if the breach recurs.
2.             Company shall have the right to terminate this Agreement at any time without Cause by written notice to Executive. In the event of termination under this subparagraph 2, Company shall pay Executive (i) all wages due under this Agreement which are then accrued but unpaid, within thirty (30) days after Executive’s last day of employment and (ii) subject to the conditions precedent in Section I.F.4., Company shall provide to Executive payments at a rate equal to his pro-rated base salary at the time of termination for a period of eighteen (18) months, in accordance with Company’s normal payroll practices.

     3.              In addition, provided that no Cause exists, and subject to the conditions precedent in Section I.F.4., Executive may also receive any short-term or other incentive payments which are applicable to the Executive and based solely on the year in which termination occurs, provided that (i) any amount of such incentive shall be determined based on actual performance results after the end of the applicable fiscal year, including any discretionary adjustments based on a review of Executive’s individual performance to the extent applicable under the applicable plan or agreement, and (ii) any incentive payment whether based on Company or the individual performance of the Executive shall be prorated based on the months of service actually performed by the Executive during the applicable fiscal year. For avoidance of doubt, this section is not intended to apply to (i) equity incentive awards which are addressed in Section I.H. nor (ii) any incentive plan which is based on Company or individual performance in more than one fiscal year, it being the intent that if such a plan is subsequently adopted by the Company that any benefit payable under such plan would be addressed in the plan or in a specific amendment to this agreement.
4.      As conditions precedent to being entitled to receive the payments set forth in Sections I.F.2.(ii) and I.F.3., Executive must: (i) within twenty-one (21) days of the termination of Executive’s employment (or longer if required by law), sign and deliver and thereafter not revoke a release in the form of Exhibit A to this Agreement in accordance with its terms or a form otherwise acceptable to Company; (ii) be and remain in full compliance with all provisions of this Agreement; and (iii) be and remain in full compliance with Company’s Non-Competition Agreement and any other covenants in this Agreement and in any other agreements between Company and the Executive. Company shall have no obligation to make any payments or provide any benefits to the Executive hereunder unless and until the Effective Date of the Waiver and Release Agreement, as defined therein. Monthly salary payments under Section I.F.2 shall be made on Company’s normal pay days beginning on the first regularly scheduled payroll date occurring on or after the 60th day following the employment termination date (the “First Payroll Date”), and any amounts that would otherwise have been paid prior to the First Payroll Date shall be paid on the First Payroll Date. Any incentive payment under Section I.F.3 shall be made on or about the same days as such payments are or would have been payable to executive officers receiving similar incentive payments or, in the absence of such other payments, on the date that corresponds to the date on which incentive payments were last made to other executive officers, but in no event later than the 15th day of the third calendar month following the end of the applicable fiscal year.

5.             Except as provided in Sections I.E.4., I.F.2., and I.F.3., no other amounts are owed to Executive upon termination of his employment by Company.

G.             Termination by Executive.

1.              Notwithstanding any other term or provision of this Agreement, including, without limitation, Section I.A., Executive may terminate this Agreement and his employment with Company at any time, upon giving Company written notice. Executive shall make reasonable best efforts to give sufficient notice and otherwise assist in an orderly transition to a new chief executive officer. In the event of termination under this Section I.G.1., Company shall pay Executive all wages due under this Agreement which are then accrued but unpaid, within thirty (30) days after Executive’s last day of employment.
2.              Executive may terminate this Agreement for Good Reason upon prior written notice to Company, provided that Executive notifies Company of the existence of the condition constituting Good Reason within ninety (90) days after the initial existence of the condition, Company is given at least thirty (30) days after being notified of the existence of the condition to remedy the condition and Company has failed to remedy the condition within the allotted cure period, and the termination of the Agreement is effective no later than five (5) months after the initial existence of the condition.  Good Reason shall exist if (i) there is any material breach of this Agreement by Company which has not been consented to or waived by Executive; (ii) Company materially reduces Executive’s base salary, other than with Executive’s consent or as part of an across-the-board salary reduction generally imposed on executives of the Company; or (iii) Company assigns Executive, without Executive’s consent, to a position other than Chief Executive Officer.  Good Reason shall not exist due to a reduction in duties or change in title or position due to transition of duties or position to a successor Chief Executive Officer. If termination of the Agreement occurs pursuant to this subparagraph 2, provided that no Cause exists and subject to the following conditions precedent, Company shall provide to Executive payments at a rate equal to his pro-rated base salary at the time of termination for a period of eighteen (18) months, in accordance with Company’s normal payroll practices.

     3.              In addition, in case of termination of this Agreement by Executive for Good Reason, Executive may also receive any short-term or other incentive payments which are applicable to the Executive and based solely on the year in which termination occurs, provided that (i) any amount of such shall be determined based on actual performance results after the end of the applicable fiscal year, including any discretionary adjustments based on a review of Executive’s individual performance to the extent applicable under the applicable plan or agreement and (ii) any incentive payment whether based on Company or the individual performance of the Executive shall be prorated based on the months of service actually performed by the Executive during the applicable fiscal year. For avoidance of doubt, this section is not intended to apply to (i) equity incentive awards which are addressed in Section I.H. nor (ii) any incentive plan which is based on Company or individual performance in more than one fiscal year, it being the intent that if such a plan is subsequently adopted by the Company that any benefit payable under such plan would be addressed in the plan or in a specific amendment to this agreement.
4.      As conditions precedent to being entitled to receive the payments set forth in Sections I.G.2. and I.G.3., Executive must: (i) within twenty-one (21) days of the termination of Executive’s employment (or longer if required by law), sign and deliver and thereafter not revoke a release in the form of Exhibit A to this Agreement in accordance with its terms or a form otherwise acceptable to Company; (ii) be and remain in full compliance with all provisions of this Agreement; and (iii) be and remain in full compliance with Company’s Non-Competition Agreement and any other covenants in this and in any other agreements between Company and the Executive. Company shall have no obligation to make any payments or provide any benefits to the Executive hereunder unless and until the Effective Date of the Waiver and Release Agreement, as defined therein. Monthly salary payments under Section I.G.2 shall be made on Company’s normal pay days beginning on the first regularly scheduled payroll date occurring on or after the 60th day following the employment termination date (the “First Payroll Date”), and any amounts that would otherwise have been paid prior to the First Payroll Date shall be paid on the First Payroll Date. Any incentive payment under Section I.G.3 shall be made on or about the same days as such payments are or would have been payable to executive officers receiving similar incentive payments or, in the absence of such other payments, on the date that corresponds to the date on which incentive payments were last made to other executive officers, but in no event later than the 15th day of the third calendar month following the end of the applicable fiscal year.

5.             Except as provided in Sections I.E.4., I.G.1., I.G.2., and I.G.3., no other amounts are owed to Executive upon termination of his employment by Executive.

H.            Accelerated Vesting in Equity Awards.

In addition to any payments to which Executive may be entitled under Sections I.E.4., I.F.2., I.F.3., I.G.2., or I.G.3., if (i) the Company’s Board of Directors determines, in good faith, that Executive has satisfactorily performed his duties through the Transition Period, (ii) the Company terminates Executive’s employment without Cause, or (iii) Executive terminates his employment for Good Reason:

1.all unvested restricted stock awards shall become fully vested on Executive’s employment termination date; provided that within twenty-one (21) days of the termination of Executive’s employment (or longer if required by law), Executive signs, delivers and thereafter does not revoke a final release of claims in the form attached as Exhibit A or otherwise acceptable to the Company; and

2.all other unvested equity awards, including performance share units, shall continue to become earned and vested following Executive’s employment termination date in accordance with the vesting schedules set forth in the applicable award agreements, including any performance conditions applicable to such awards, provided that (i) within twenty-one (21) days of the termination of Executive’s employment (or longer if required by law), Executive signs, delivers and thereafter does not revoke a final release of claims in the form attached as Exhibit A or otherwise acceptable to the Company, and (ii) Executive is in full compliance with all covenants in this and any other agreement with Company entered into by Executive.
I.            Arbitration.  Dispute Resolution; Arbitration; Exigent Relief.
1. Company and Executive agree that any claim arising out of or relating to this Agreement, or the breach of this Agreement, or Executive’s application, employment, or termination of employment, shall be submitted to and resolved by binding arbitration under the Federal Arbitration Act. Company and Executive agree that all claims shall be submitted to arbitration including, but not limited to, claims based on any alleged violation of Title VII or any other federal or state laws; claims of discrimination, harassment, retaliation, wrongful termination, compensation due or violation of civil rights; or any claim based in tort, contract, or equity. Any arbitration between Company and Executive will be administered by the American Arbitration Association under its Employment Arbitration Rules then in effect. The award entered by the arbitrator will be based solely upon the law governing the claims and defenses pleaded, and will be final and binding in all respects. Judgment on the award may be entered in any court having jurisdiction. In any such arbitration, neither Executive nor Company shall be entitled to join or consolidate claims in arbitration or arbitrate any claim as a representative or member of a class. Company agrees to pay for the arbiter’s fees where required by law. In any claim or jurisdiction where this agreement to arbitrate is not enforced, Company and Executive waive any right either may have to bring or join a class action or representative action, and further waive any right either may have under statute or common law or any other legal doctrine to a jury trial.

2.    Notwithstanding any other provisions of this Agreement regarding dispute resolution, including this Section I.I., Executive agrees that Executive’s violation or breach, or threatened violation or breach, of any provision of Sections II or III of this Agreement and/or Executive’s violation or breach, or threatened violation or breach, of other provisions of this Agreement which otherwise place Company in peril that cannot be readily remedied by monetary damages, would cause Company irreparable harm which would not be adequately compensated by monetary damages and that a temporary and/or preliminary or permanent injunction may be granted by any court or courts having jurisdiction (subject to the venue provision of Section V.F.), restraining the Executive from violation or breach of the terms of this Agreement. The preceding sentence shall not be construed to limit Company from any other relief or damages to which it may be entitled as a result of the Executive’s breach of any provision of this Agreement.

J.              Duty of Loyalty.  Executive agrees during working hours to devote his full and undivided time, energy, knowledge, skill and ability to Company’s business, to the exclusion of all other business and sideline interests.  Executive also agrees not to be employed elsewhere unless first authorized by Company in writing.  In no event will Executive allow other activities to interfere with Executive’s duties to Company.  Executive agrees to faithfully and diligently to perform all duties to the best of Executive’s ability.  Executive recognizes that the services to be rendered under this Agreement require certain training, skills and experience, and that this Agreement is entered into for the purpose of obtaining such services for Company.  Upon request, Executive agrees to provide Company with any information which Executive possesses and which will be of benefit to Company.  Executive agrees to perform his duties in a careful, safe, loyal and prudent manner.  Executive agrees to conduct himself in a way which will be a credit to TrueBlue’s reputation and interests.

K.             Reimbursement.  If Executive ever possesses any TrueBlue funds (including without limitation cash and travel advances, overpayments made to Executive by TrueBlue, amounts received by Executive due to TrueBlue’s error, unpaid credit or phone charges, excess sick or vacation pay, or any debt owed TrueBlue for any reason, including misuse or misappropriation of Company assets), Executive will remit them to TrueBlue corporate headquarters in Tacoma, Washington daily unless directed otherwise in writing.  If Executive’s employment ends, Executive will fully and accurately account to TrueBlue for any TrueBlue funds and other property in Executive’s possession.  If Executive fails to do so, Executive hereby authorizes Company (subject to any limitations under applicable law) to make appropriate deductions from any payment otherwise due Executive (including without limitation, Executive’s paycheck, salary, bonus, commissions, expense reimbursements and benefits), in addition to all other remedies available to Company.

L.            Background Investigation.  Executive agrees that at any time during employment Company may, subject to any applicable legal requirements, investigate Executive’s background for any relevant information on any subject which might have a bearing on job performance including, but not limited to, employment history, education, financial integrity and credit worthiness, and confirm that Executive has no criminal record during the last ten years.
Executive shall sign any and all documents necessary for Company to conduct such investigation.  For this purpose, Executive specifically authorizes Company to obtain any credit reports, background checks and other information which may be useful.  Executive acknowledges and, except as may be limited by applicable law, agrees to abide at all times by the terms of TrueBlue’s drug and alcohol policy.  Executive understands that failure to comply with TrueBlue’s policies, including its drug and alcohol policies, may result in termination of employment.

M.           Compliance with 409A.

1.This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
2.Notwithstanding any other provision of this Agreement, if at the time of the Executive’s termination of employment, he is a “specified employee”, determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Executive on account of his separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Executive dies during the six-month period, any delayed payments shall be paid to the Executive’s estate in a lump sum upon the Executive’s death.
3.To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)
the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year.

(b)	any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)	any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
N.           Compliance with 280G. In the event any payment, benefit or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise to the Executive under this Agreement or otherwise constitutes a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount payable to the Executive shall be either (a) paid in full, or (b) paid after reduction by the smallest amount as would result in no portion thereof being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax under Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greater net value, notwithstanding that all or some portion of such payment amount may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, all determinations required to be made under this Section N, including the manner and amount of any reduction in the Executive’s payments hereunder, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accounting firm immediately prior to the event giving rise to such payment (the “Accounting Firm”); provided, however, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A. For purposes of making the calculations required by this Section N, the Accounting Firm may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request to make a determination under this Section N. The Accounting Firm shall provide its written report to the Company and the Executive which shall include information regarding methodology. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this Section N. The Executive and the Company shall cooperate in case of a potential change in control event to consider alternatives to mitigate any Section 280G exposure, although the Company cannot guaranty any such alternatives will be available or approved by the Company and neither the Executive nor the Company shall be obligated to enter into them.

II.            NON-COMPETITION AND NON-SOLICITATION.

This Agreement does not amend or supersede the Amended and Restated Non-Competition Agreement between Company and Executive dated November 16, 2009 (the “Non-Competition Agreement”) and all benefits and accelerated vesting provided for herein are subject to Executive’s compliance with the Non-Competition Agreement.

III.           ASSIGNMENT OF INVENTIONS.

A.            Assignment.  Executive will make prompt and full disclosure to Company, will hold in trust for the sole benefit of Company, and will assign exclusively to Company all right, title and interest in and to any and all inventions, discoveries, designs, developments, improvements, copyrightable material and trade secrets (collectively herein “Inventions”) that Executive solely or jointly may conceive, develop, author, reduce to practice or otherwise produce during his employment with Company.

B.            Outside Inventions.  Executive’s obligation to assign shall not apply to any Invention about which Executive can prove all the following:  (a) it was developed entirely on Executive’s own time; (b) no equipment, supplies, facility, services or trade secret information of TrueBlue was used in its development; (c) it does not relate (i) directly to the business of TrueBlue or (ii) to the actual or demonstrably anticipated business, research or development of TrueBlue; and (d) it does not result from any work performed by Executive for TrueBlue.  Executive shall attach a list of all existing Inventions meeting these requirements to this Agreement.

IV.           COMPLIANCE WITH LAWS AND CODE OF CONDUCT.

A.            Commitment to Compliance.  Company is committed to providing equal employment opportunity for all persons regardless of race, color, gender, creed, religion, age, marital or family status, national origin, citizenship, mental or physical disabilities, veteran status, ancestry, citizenship, HIV or AIDS, sexual orientation, on-the-job-injuries, or the assertion of any other legally enforceable rights.  Equal opportunity extends to all aspects of the employment relationship, including hiring, transfers, promotions, training, termination, working conditions, compensation, benefits, and other terms and conditions of employment.  Company is likewise committed to ensuring that employees are accurately paid for all hours worked.

B.            Duty to Comply with the Law.  Executive agrees to comply with all federal, state and local laws and regulations, including equal employment opportunity laws and wage and hour laws.  Executive agrees to notify immediately Company if Executive becomes aware of a violation of the law, or suspects a violation of the law has or will occur.  Executive acknowledges that Executive may be held personally liable for intentional violations.

C.            Duty to Comply with TrueBlue’s Code of Conduct.  Executive acknowledges and agrees that it is his duty to be familiar with TrueBlue’s Code of Conduct, and to comply with all of its provisions.

V.            MISCELLANEOUS.

A.            Integration.  Except with respect to Company’s Non-Competition Agreement as amended herein, the Change in Control Agreement, and Company’s Indemnification Agreement, (i) no promises or other communications made by either Company or Executive are intended to be, or are, binding unless they are set forth in this Agreement; and (ii) this Agreement contains the entire agreement between the parties and replaces and supersedes any prior agreements, including Previous Employment Agreement(s). This Agreement may not be modified except by a written instrument signed by an appropriate officer of Company and by Executive. This Agreement will be binding upon Executive’s heirs, executors, administrators and other legal representatives.

B.            Choice of Law.  Company and Executive agree that this Agreement and all interpretations of the provisions of this Agreement will be governed by the laws of the State of Washington, without regard to choice of law principles.

C.            No Waiver.  If Company waives any condition or term of this Agreement, Company is not waiving any other condition or term, nor is Company waiving any rights with respect to any future violation of the same condition or term.  If Company chooses to refrain from enforcing any condition or term, Company does not intend to waive the right to do so.  Sections I.I., I.K., II and III of this Agreement are to remain in effect after termination of the remainder of this Agreement.

D.            Severability.  The provisions of this Agreement are intended to be severable from each other.  No provision will be invalid because another provision is ruled invalid or unenforceable.  If any provision in this Agreement is held to be unenforceable in any respect, such unenforceability shall not affect any other provision of this Agreement and shall be re-written to provide the maximum effect consistent with the intent of the provision.

E.             Assignment.  Company reserves the right to assign this Agreement to an affiliated company or to any successor in interest to Company’s business without notifying Executive.  All terms and conditions of this Agreement will remain in effect following any such assignment.
F.             Venue and Consent to Jurisdiction. Where the parties have mutually waived their right to arbitration in writing or have not yet sought to enforce their right to compel arbitration, or where a temporary and/or preliminary or permanent injunction may be necessary to protect the interests of Company, venue for any legal action in connection with this Agreement will be limited exclusively to the Washington State Superior Court for Pierce County, or the United States District Court for the Western District of Washington at Tacoma, or a proper superior court or United State District Court in the jurisdiction in which Executive last worked, or where Executive is engaged in violating the Agreement. Executive and Company agree that the choice of venue lies solely in the discretion of Company. Executive agrees to submit to the personal jurisdiction of the courts identified herein, and agrees to waive any objection to personal jurisdiction in these courts, including but not limited to any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

G.             Survival. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections I.H., I.M., and I.N., Section II, Section III, and Section V do and shall survive any termination of the Executive’s employment and/or the assignment of this Agreement by Company to any successor in interest or other assignee.

TRUEBLUE, INC.		EXECUTIVE

By:

Name:	James E. Defebaugh	Steven C. Cooper

Title:	Executive Vice President, General Counsel & Secretary

Date Executed:

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims (“Release”) is hereby executed by Steven C. Cooper (“Executive”) in accordance with the Amended and Restated Employment Agreement between Executive and TrueBlue, Inc. (“Employer”), dated ______________________ (“Employment Agreement”).

RECITALS

A. Employer and Executive are parties to the Employment Agreement.

B. The Employment Agreement provides for certain payments and benefits to Executive upon termination of Executive’s employment under certain circumstances, provided that Executive signs and delivers to Employer upon such termination a Release in substantially the form of this Release.

C. Executive desires for Employer to make payments in accordance with the Employment Agreement and therefore executes this Release.

TERMS

1.     Waiver, Release and Covenant. On behalf of Executive and Executive’s marital community, heirs, executors, administrators and assigns, Executive expressly waives, releases, discharges and acquits any and all claims against Employer and its present, former and future affiliates, related entities, predecessors, successors and assigns, and all of their present, former and future officers, directors, stockholders, employees, agents, partners, and members, in their individual and representative capacities (collectively “Released Parties”) that arise from or relate to Executive’s employment with Employer and/or the termination of such employment (“Released Claims”). This waiver and release includes any and all Released Claims (including claims to attorneys’ fees), damages, causes of action or disputes, whether known or unknown, based upon acts or omissions occurring or that could be alleged to have occurred before the execution of this Release. Released Claims include, without limitation, claims for wages, employee benefits, and damages of any kind whatsoever arising out of any: contract, express or implied, including without limitation the Employment Agreement, the employment agreement dated January 9, 2001 and the employment agreement dated March 23, 2005; tort; discrimination; wrongful termination; any federal, state, local or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended (“ADEA”); the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”); the Employee Retirement Income Security Act of 1974; and any other legal limitation on the employment relationship. Executive also covenants and promises never to file, press or join in any complaint or lawsuit for personal relief or any amounts of any nature based on any Released Claim and agrees that any such claim, if filed by Executive, shall be dismissed, except that this covenant and promise does not apply to any claim of Executive challenging the validity of this Release in connection with claims arising under the ADEA or the OWBPA. Executive represents and warrants that he is the sole owner of all Released Claims and has not assigned, transferred, or otherwise disposed of Executive’s right or interest in those matters. Notwithstanding the foregoing, this Release does not apply to claims that arise after the date that the Release is executed, claims to vested benefits under ERISA, workers’ compensation claims or any other claims that may not be released under this Release in accordance with applicable law.

2.     Acknowledgment of Sufficiency of Consideration. Executive acknowledges and agrees that in the absence of Executive’s execution of this Release, Employer is not obligated to provide Executive with the payment and benefits described in Sections I.E.4, I.F.2, I.F.3, I.G.2 and I.G.3 of the Employment Agreement, and that the payment and benefits set forth in such sections are adequate consideration for the covenants and release herein.

3.     Covenants and Obligations under Employment Agreement. Nothing in this Release supersedes or restricts any obligations that Executive owes to Employer, including, without limitation, the obligation to protect Employer’s interests in confidential information and trade secrets and inventions under the Employment Agreement and/or under applicable law.

4.     Review and Revocation Period. Executive has a period of seven (7) calendar days after delivering the executed Release to Employer to revoke the Release. To revoke, Executive must deliver a notice revoking his agreement to this Release to the General Counsel of Employer. This Release shall become effective on the eighth day after delivery of this executed Release by Executive to Employer (“Effective Date”), provided that Executive has not revoked the Release. Employer shall have no obligation to provide Executive with any payment or benefits as described in Sections I.E.4, I.F.2, I.F.3, I.G.2 or I.G.3 of the Employment Agreement if Executive revokes this Release.

5.     Governing Law. This Release shall be interpreted in accordance with the law of the State of Washington, without regard to the conflicts of law provisions of such laws.

6.     Severability. If any provision of this Release constitutes a violation of any law or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Release, which shall remain binding.

7.     Knowing and Voluntary Agreement. Executive hereby warrants and represents that (a) Executive has carefully read this Release and finds that it is written in a manner that he understands; (b) Executive knows the contents hereof; (c) Executive has been advised to consult with his personal attorney regarding the Release and its effects and has done so; (d) Executive understands that he is giving up all Released Claims and all damages and disputes that have arisen before the date of this Release, except as provided herein; (e) Executive has had ample time to review and analyze this entire Release; (f) Executive did not rely upon any representation or statement concerning the subject matter of this Release, except as expressly stated in the Release; (g) Executive has been given at least twenty-one (21) days to consider this Release and seven (7) days to revoke this Release; (h) Executive understands this Release’s final and binding effect; and (i) Executive has signed this Release as his free and voluntary act.

8.     Arbitration and Venue. Employer and Executive agree that any claim arising out of or relating to this Release, or the breach of this Release shall be submitted to and resolved by binding arbitration under the Federal Arbitration Act. Employer and Executive agree that all claims shall be submitted to arbitration including, but not limited to, claims based on any alleged violation of Title VII or any other federal or state laws; claims of discrimination, harassment, retaliation, wrongful termination, compensation due or violation of civil rights; or any claim based in tort, contract, or equity. Any arbitration between Employer and Executive will be administered by the American Arbitration Association under its Employment Arbitration Rules then in effect. The award entered by the arbitrator will be based solely upon the law governing the claims and defenses pleaded, and will be final and binding in all respects. Judgment on the award may be entered in any court having jurisdiction. In any such arbitration Employer shall be entitled to join or consolidate claims in arbitration or arbitrate any claim as a representative or member of a class. Employer agrees to pay for the arbiter’s fees where required by law. In any claim or jurisdiction where this agreement to arbitrate is not enforced, Employer and Executive waive any right either may have to bring or join a class action or representative action, and further waive any right either may have under statute or common law to a jury trial. Where the parties have mutually waived their right to arbitration in writing or have not yet sought to enforce their right to compel arbitration, venue for any legal action in connection with this Release will be limited exclusively to the Washington State Superior Court for Pierce County, or the United States District Court for the Western District of Washington at Tacoma. Executive agrees to submit to the personal jurisdiction of the courts identified herein, and agrees to waive any objection to personal jurisdiction in these courts.

EXECUTED this ____ day of __________, _____.

___________________________
Steven C. Cooper